UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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TIER REIT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TIER REIT, INC.

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	9:00 a.m. local time on May 3, 2017

PLACE:	Park City Club
5956 Sherry Lane, Suite 1700
Dallas, TX 75225

ITEMS OF BUSINESS:	(1) To elect six individuals to serve on the board of directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2) To hold a non-binding, advisory vote on the compensation of our named executive officers;

(3) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2017 fiscal year; and

(4) To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

RECORD DATE:	You can vote if you are a stockholder of record as of the record date, which is the close of business on March 1, 2017.

ANNUAL REPORT:	Our 2016 Annual Report, which is not a part of the proxy soliciting material, has been mailed or made available to each of our stockholders of record as of the close of business on March 1, 2017.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:	The proxy statement, including a form of proxy, and our 2016 Annual Report are available online at www.tierreit.com/proxy.

PROXY VOTING:

Your vote is very important. We encourage you to read this proxy statement and submit your proxy as soon as possible, whether or not you plan to attend the annual meeting. You may submit your proxy for the annual meeting by using the telephone or Internet or, if you received a proxy card in the mail, by completing, signing, dating and returning the proxy card in the pre-addressed, postage-paid envelope provided with this proxy statement. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card. If you received a notice of internet availability of proxy materials, please follow the voting instructions in that notice.

By Order of the Board of Directors,

/s/ Telisa Webb Schelin
Telisa Webb Schelin
Chief Legal Officer, Executive Vice President & Secretary

i

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TIER REIT, INC.
5950 Sherry Lane, Suite 700
Dallas, Texas 75225

PROXY STATEMENT

2017 Annual Meeting of Stockholders to be Held on May 3, 2017

We are providing these proxy materials in connection with the solicitation by TIER REIT, Inc., a Maryland corporation (the “Company,” “we,” “our” or “us”), of proxies for use at the 2017 Annual Meeting of Stockholders to be held on May 3, 2017, at 9:00 a.m. local time at Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, TX 75225, and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of 2017 Annual Meeting of Stockholders.

We are mailing printed copies of this proxy statement, the proxy card and voting instructions to certain of our stockholders.  As permitted by the rules of the Securities and Exchange Commission (the “SEC”), certain of our stockholders will receive a notice of internet availability of proxy materials (the “Notice”), which contains information on how to access this proxy statement and our 2016 annual report on the Internet, as well as instructions on how to vote.  If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy in the manner described in the Notice.  This proxy statement, the proxy card and voting instructions are first being mailed or made available to stockholders via the Internet on or about March 15, 2017.

Annual Report

Our 2016 Annual Report (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC) is being mailed, together with this proxy statement, to certain of our stockholders of record as of the close of business on March 1, 2017. Stockholders of record as of March 1, 2017 that receive a Notice instead of printed copies of the proxy materials should follow the instructions in the Notice on how to access our 2016 Annual Report on the Internet.

Our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, may be accessed online through our website at www.tierreit.com or through the SEC’s website at www.sec.gov.  In addition, you may request a copy of our Annual Report on Form 10-K by writing or telephoning us at the following address: 5950 Sherry Lane, Dallas, Texas 75225, (972) 483-2400.

Stockholders Entitled to Vote

Holders of our common stock are entitled to receive this notice and to vote their shares at the annual meeting. As of the record date, there were 47,813,782 shares of our common stock outstanding. Each share of outstanding common stock is entitled to one vote on each matter properly brought before the annual meeting. There is no cumulative voting.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD

Your vote is important. Please save us the expense of a second mailing by voting promptly.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder

If you hold your shares of common stock in your own name as a holder of record with our transfer agent, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

Vote by Internet. You may vote via the Internet by following the instructions provided in the Notice or, if you received printed copies of the proxy materials, on your proxy card. The website for Internet voting is printed on the Notice and also on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 2, 2017. You will receive a series of instructions that will allow you to vote your shares of common stock. If you vote via the Internet, you do not need to return your proxy card.

Vote by Telephone.  If you received printed copies of the materials, you also have the option to vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 2, 2017. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. If you did not receive printed materials and would like to vote by telephone, you must request printed or email copies of the proxy materials by following the instructions on your Notice. If you vote via telephone, you do not need to return your proxy card.

Vote by Mail.  If you received printed copies of the proxy materials and would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. If you did not receive printed materials and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

Voting by Proxy for Shares Registered in Street Name

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

Voting in Person at the Meeting

If you are a stockholder of record and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held in street name and you wish to vote in person at the meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of common stock of record prior to attending the meeting.

How Votes are Counted

All proxies that have been properly authorized and not revoked will be voted at the annual meeting. If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted: (1) FOR the election of each of the six director nominees named in Proposal One; (2) FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as set forth in Proposal Two; and (3) FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2017 fiscal year as set forth in Proposal Three. With respect to any other business that may properly come before the stockholders for a vote at the annual meeting, your shares will be voted in the discretion of the holders of the proxy.

Quorum Requirement and Required Vote

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the meeting. A stockholder may withhold his or her vote in the election of directors or abstain with respect to any other item submitted for stockholder approval. Broker non-votes are shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares. Withheld votes, abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining the existence of a quorum.

With respect to Proposal One, directors are elected by a plurality of the votes cast. With respect to the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as set forth in Proposal Two and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2017 fiscal year as set forth in Proposal Three, the affirmative vote of a majority of votes cast is required for approval. A majority of votes cast means that the number of shares voted FOR a proposal exceeds the number of votes cast AGAINST the proposal.

Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors in Proposal One, the non-binding, advisory vote on the compensation of our named executive officers in Proposal Two, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2017 fiscal year in Proposal Three, or any other business that may properly come before the stockholders for a vote at the annual meeting.

Revocation of Proxies

You can revoke your proxy at any time before it is voted by:

•                  providing written notice of your revocation to the Company’s corporate secretary;

•                  signing and submitting a new proxy card with a later date;

•                  authorizing a new proxy by telephone or Internet (your latest telephone or Internet proxy will be counted); or

•                  attending and voting your shares in person at the annual meeting, provided that attending the annual meeting will not revoke your proxy unless you specifically so request.

Information Regarding Tabulation of the Vote

Broadridge Financial Solutions, Inc. will tabulate all votes cast at the annual meeting and will act as the inspector of election at the annual meeting.

Proxy Solicitation

We will bear the entire cost of soliciting proxies, including the cost associated with preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional solicitation material that we may provide to stockholders. Our officers and other employees may solicit proxies, but they will not be paid additional compensation for doing so. Further, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of our common stock.

Interest of Certain Persons in Matters to Be Acted On

Except as described below, no director, executive officer, person who has served as director or executive officer at any time since January 1, 2016, nominee for election as a director, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, through security holdings or otherwise, in any matter to be acted upon at the annual meeting.

Other Matters

We are not aware of any other matter to be presented at the annual meeting. Generally, no business aside from the items discussed in this proxy statement may be transacted at the annual meeting. If other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you.

Generally, any stockholder seeking to make a nomination or bring other business before the annual meeting must provide, among other things, written notice to our corporate secretary not later than the deadline for such proposals, which was previously disclosed to stockholders.

Electronic Delivery of Future Proxy Materials

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on your proxy card or Notice to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

PROPOSAL ONE — ELECTION OF DIRECTORS

The board of directors currently consists of eight members, seven of whom (Richard I. Gilchrist, Charles G. Dannis, R. Kent Griffin, Jr., Thomas M. Herzog, Dennis J. Martin, Gregory J. Whyte and G. Ronald Witten) have been determined by the board of directors to be “independent” under the independence standards of the New York Stock Exchange (“NYSE”). As previously disclosed, Messrs. Dannis and Witten have notified the company that they do not intend to stand for reelection at the annual meeting.

The board of directors has proposed the following six nominees for election as directors at the annual meeting: Richard I. Gilchrist, Scott W. Fordham, R. Kent Griffin, Jr., Thomas M. Herzog, Dennis J. Martin and Gregory J. Whyte. The nominating committee recommended, and the board approved, these six individuals to serve as members of the board following the annual meeting. Each nominee currently serves as a director and, if reelected as a director, will continue in office until his successor, if any, has been elected and qualified or until his earlier death, resignation or retirement.

The persons named in the proxy intend to vote the proxy for the election of each of the six nominees named in this proxy statement, unless you indicate that your vote should be withheld from any or all of the nominees. We expect each nominee named in this proxy statement for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board chooses to reduce the number of directors serving on the board.

Vote Required

A plurality of the votes cast is required to elect each director.

The following provides information for each nominee, about the nominee’s principal occupation and business, as well as the specific experience, qualifications, attributes and skills that led to the conclusion by the board that the nominee should serve as a director of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE
NOMINEES DESCRIBED BELOW TO BE ELECTED AS DIRECTORS.

Richard I. Gilchrist, 71, has served as our non-executive chairman of the board since June 2015 and as an independent director since July 2014. Mr. Gilchrist has served as Senior Advisor to The Irvine Company (“Irvine”) since July 2011 and previously served as President of Irvine’s Investment Properties Group (“IPG”) from 2006 to July 2011. Irvine is a privately held company known as a best-of-class master planner and long-term owner, investor and operator of a large and diversified real estate portfolio. In his role as IPG President, Mr. Gilchrist guided Irvine’s office, retail, resort and apartment properties in Southern California and Silicon Valley, including development, marketing and management. Prior to joining Irvine, Mr. Gilchrist served as President and Co-Chief Executive Officer of Maguire Properties, Inc., where he oversaw significant growth in the company’s portfolio through acquisitions and development, and spearheaded its successful initial public offering in 2003. Before joining Maguire Properties, Mr. Gilchrist served as President and Chief Executive Officer of the privately held real estate investment trust (“REIT”), Commonwealth Atlantic Properties. Mr. Gilchrist currently serves as a member of the Whittier College Board of Trustees and the UCLA School of Law Board of Advisors. He previously served as

Chairman of the Whittier College Board of Trustees and was also a co-founder and managing partner of CommonWealth Partners, LLC, an advisor and venture partner with the California Public Employees’ Retirement System, and a senior partner of Maguire Thomas Partners, a national real estate developer and operator. Mr. Gilchrist currently serves as a director of Ventas, Inc. (NYSE: VTR), lead director of Spirit Realty Capital, Inc. (NYSE: SRC) and a director of Blackstone Real Estate Investment Trust (BREIT), a publicly registered, non-traded REIT, and has previously served as a director of BioMed Realty Trust, Inc. (formerly NYSE: BMR) (2007-2014) and Nationwide Health Properties, Inc. (formerly NYSE: NHP) (2008-2011).

Our board believes that Mr. Gilchrist’s professional experience and other board service make him well-qualified to serve on our board.

Scott W. Fordham, 49, is our chief executive officer and president and has been a director since July 2014. Mr. Fordham has more than 25 years of experience in commercial real estate with an emphasis on strategy, transactions, corporate finance and capital markets. In May 2008, Mr. Fordham joined the Company’s former advisor in an effort to assemble a dedicated management team and has served as president since February 2013 and chief executive officer since May 2014. Prior to joining the Company, he was an executive with Prentiss Properties Trust, a publicly listed REIT, and its successor, Brandywine Realty Trust (NYSE: BDN), as well as Apartment Investment and Management Company (Aimco) (NYSE: AIV). Mr. Fordham received a bachelor of business administration degree in accounting from Baylor University and is a member of the National Association of Real Estate Investment Trusts (NAREIT) and other professional and charitable organizations.

Our board believes that Mr. Fordham’s real estate knowledge and executive leadership experience make him well-suited to serve on our board.

R. Kent Griffin, Jr., 47, has served as an independent director since January 2017.  Mr. Griffin served from 2008 to 2015 as President and Chief Operating Officer of BioMed Realty (formerly NYSE: BMR), a leading provider of real estate for the life science industry.  Mr. Griffin joined BioMed Realty as Chief Financial Officer in 2006.  Previously, Mr. Griffin worked as an investment banker for J.P. Morgan in New York and San Francisco and for Raymond James in St. Petersburg.  Mr. Griffin also served in a variety of attest and advisory positions for Arthur Andersen as part of their real estate services group. Mr. Griffin holds an MBA from the University of North Carolina at Chapel Hill and holds a BSBA from Wake Forest University.  Mr. Griffin is a member of the Board of Advisors for Pilot Mountain Ventures, a private investment fund.  In addition to serving on the Board of Directors for Charleston Waterkeeper, Mr. Griffin is a member of the Board of Advisors for the Leonard W. Wood Center for Real Estate Studies and is on the Board of Visitors for the Wake Forest University School of Business.

Our board believes that Mr. Griffin’s extensive experience in real estate operations, corporate finance and capital markets make him well-suited to serve on our board.

Thomas M. Herzog, 54, has served as an independent director since April 2015. Since January 2017, Mr. Herzog has served as the chief executive officer of HCP, Inc. (NYSE: HCP), a fully-integrated REIT serving the U.S. healthcare industry.  Mr. Herzog was the Chief Financial Officer of HCP, Inc. from June 2016 to December 2016.  Previously, Mr. Herzog served as the Chief Financial Officer of UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust, from January 2013 to June 2016; Amstar, a Denver-based real estate investment company, from 2011 to 2013; HCP, Inc. from 2009 to 2011; and Aimco (NYSE: AIV) from 2005 to 2009. Mr. Herzog also held the position of Chief Accounting Officer at Aimco from 2004 to 2005. Prior to joining Aimco, Mr. Herzog spent four years at GE Real Estate as an executive and ten years at the accounting firm Deloitte & Touche LLP.

Our board believes that Mr. Herzog’s extensive industry and executive experience make him well-suited to serve on our board.

Dennis J. Martin, 61, has served as an independent director since January 1, 2016.  Mr. Martin was the Chief Financial Officer of Carefree Communities, Inc., a privately-held real estate investment trust that owned and operated manufactured home communities and destination RV resorts, from March 2014 until the company’s sale in June 2016. From 2010 to 2013, Mr. Martin was the Chief Financial Officer of American Residential Communities, a privately-held operator of manufactured home communities. Previously, Mr. Martin served as a Senior Vice President of HCP, Inc. (NYSE: HCP) from 2008 to 2010 and Aimco (NYSE: AIV) from 2004 to 2008. Mr. Martin held the positions of Vice President of Investor Relations and Senior Vice President Corporate Planning & Treasurer at ICG Communications Inc. from 1999 to 2002 and was employed for 18 years by Gulf Canada from 1981 to 1999, at the time one of Canada’s largest oil and gas companies, and held the position of Director Strategic Planning and Investor Relations for Gulf Canada and its 72%-owned subsidiary Gulf Indonesia. Mr. Martin currently serves as an independent director of Petro Motion, Inc., a private Canadian company in the oil services sector.

Our board believes that Mr. Martin’s extensive industry and executive experience qualify him to serve on our board.

Gregory J. Whyte, 56, has served as an independent director since February 2017.  Mr. Whyte has been involved extensively in the REIT and publicly-traded real estate securities industry since 1987, as both an equity research analyst and, more recently, in investment banking.  From 2007 until 2016, Mr. Whyte was Senior Advisor in the Real Estate Leisure and Lodging Investment Banking group at UBS Securities. Prior to that, he was a Managing Director, Global Head of Real Estate Equity Research at Morgan Stanley from 1991 to 2006, and was consistently named to the annual Institutional Investor All-America Research Team, and Greenwich Associates Research Poll.  From 1988 to 1990, Mr. Whyte was a senior research analyst at Lehman Brothers; and for UAL Merchant Bank in South Africa from 1984 to 1987.  He received a Bachelor of Commerce, Business Finance from the University of Natal in 1982, and an Honours Degree, Advanced Business Finance from the University of Natal in 1983.  He has been a member of NAREIT since 1988.

Our board believes that Mr. Whyte’s extensive REIT industry knowledge and experience make him well-suited to serve on our board.

GOVERNANCE AND BOARD MATTERS

Independence

Our charter and the rules of the NYSE require a majority of the members of our board of directors to qualify as “independent.” Our charter defines an “independent director” as a director who satisfies the independence requirements under the rules and regulations of the NYSE as in effect from time to time. To qualify under the NYSE independence standards, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

Consistent with the NYSE independence standards, our board has reviewed all relevant transactions or relationships between each director and nominee, or any of their family members, and the Company, our management team and our independent registered public accounting firm. The board has concluded that each of Richard I. Gilchrist, Charles G. Dannis, R. Kent Griffin, Jr., Thomas M. Herzog, Dennis J. Martin, Gregory J. Whyte and G. Ronald Witten, a majority of the members of our board, is “independent” under the independence standards of the NYSE.

Board Leadership Structure and Risk Oversight

We have a bifurcated chairman of the board and executive leadership arrangement. Mr. Gilchrist serves as our non-executive chairman of the board, and Mr. Fordham is our president and chief executive officer. Our board believes that having separate persons serving in the roles of chairman of the board and president and chief executive officer enables Mr. Fordham, as president and chief executive officer, to focus his efforts on setting our strategic direction as well as to provide day-to-day leadership and allows Mr. Gilchrist the opportunity to lead the board and facilitate communication among directors and management. Accordingly, we believe this structure is presently the best governance model for the Company and our stockholders.

Each board member is kept apprised of our business and developments impacting our business, and each director has complete and open access to our executive officers and management team.

The board of directors oversees risk through (1) its review and discussion of regular periodic reports made to the board and its committees by our management team, including reports and studies on existing market conditions, leasing activity and property operating data, as well as actual and projected financial results, and various other matters relating to our business, (2) the approval by the board of directors of all material transactions, including, among others, financing transactions and acquisitions and dispositions of properties, and (3) regular periodic reports from our independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and our internal control over financial reporting.

Meetings of the Board of Directors and Committees

During 2016, the board met five times and acted by unanimous written consent one time. Each of our incumbent directors who served as directors during 2016 attended at least 75% of the aggregate number of meetings of the board and the meetings of the committees on which he served. We encourage our directors to attend our annual meeting of stockholders. In 2016, Messrs. Gilchrist, Dannis, Fordham, Martin and Witten attended the annual meeting of stockholders.

The board of directors has established three permanent committees: the audit committee, the compensation committee and the nominating committee. Each member of our audit committee (Messrs. Martin, Witten and Herzog), compensation committee (Messrs. Dannis, Gilchrist and Herzog) and nominating committee (Messrs. Gilchrist, Martin and Witten) has been determined by the board to be “independent” under the independence standards of the NYSE. In addition, each member of the audit committee has been determined to be “independent” under the rules of the SEC. Each committee has adopted a written charter approved by the board of directors, which can be found on our website at www.tierreit.com. During 2016, the audit committee met four times, the compensation committee met four times and acted by unanimous written consent one time, and the nominating committee met three times and acted by unanimous written consent one time.

Audit Committee. The audit committee’s primary functions are to evaluate and approve the services and fees of our independent registered public accounting firm, to periodically review the independent registered public accounting firm’s independence, to review the Company’s major financial risk exposures and the steps taken to monitor and minimize those exposures, and to assist our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal control that management has established and the audit and financial reporting process. Mr. Martin is the chairman of the audit committee, and our board of directors has determined that each of Messrs. Martin and Herzog is an “audit committee financial expert,” as defined by the rules of the SEC.

Compensation Committee. The compensation committee assists the board of directors in discharging its responsibility in all matters of compensation practices, including any salary, bonus and other forms of compensation that we may pay to our executive officers and our directors. In addition to establishing the compensation for our executive officers and making recommendations regarding the compensation of the non-employee directors, the primary duties of the committee include approving all stock option grants, restricted stock awards, restricted stock unit awards, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of our shares of common stock. The compensation committee is also charged with overseeing our executive compensation policies and our equity compensation programs. Mr. Dannis is the chairman of the compensation committee.

Nominating Committee. The nominating committee is responsible for recommending nominees to serve on our board of directors and overseeing the applicable corporate governance guidelines and policies of the Company, particularly as these policies relate to the selection of persons to serve on the board. The nominating committee considers all nominees recommended by stockholders if submitted to the committee in accordance with the procedures specified in Section 2.13 of our bylaws. Generally, this requires that the stockholder send certain information about the nominee to our corporate secretary between 90 and 120 days prior to the first anniversary of the mailing of notice for the annual meeting held in the prior year. Because our directors perform a critical role in guiding our strategic direction and oversee our management, board candidates must demonstrate broad-based business and professional skills and experiences, a global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment. In addition, directors must have time available to devote to board activities and to enhance their knowledge of our industry. The nominating committee is responsible for assessing the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the board at a given point in time. The committee periodically reviews and recommends any updates to these criteria as deemed necessary. As stated in the nominating committee charter, diversity in personal background, race, gender, age and nationality for the board as a whole is taken into account in considering individual candidates. The nominating committee evaluates the qualifications of each director candidate against these criteria in making its recommendation to the board concerning nominations for election or reelection as a director. The process for evaluating candidates recommended by our stockholders pursuant to Section 2.13 of our bylaws is no different than the process for evaluating other candidates considered by the nominating committee. Mr. Gilchrist is the chairman of the nominating committee.

Executive Sessions of Non-Management Directors

Our non-management directors meet regularly in separate executive sessions without management participation. The executive sessions are chaired by Mr. Gilchrist, our chairman of the board.

Communication with Directors

We have established procedures for stockholders and other interested parties to communicate directly with our board of directors. These parties may contact the board by mail at: Chairman of the TIER REIT, Inc. Audit Committee, 6125 Luther Lane, #105, Dallas, Texas 75225. The chairman of the audit committee receives all communications made by this means and relays all communications to the board of directors.

Code of Business Conduct Policy

Our board of directors has adopted a Code of Business Conduct Policy that, along with the charters adopted by the audit, compensation and nominating committees as well as other Company policies and procedures, including our Corporate Governance Guidelines, provides the framework for our corporate governance. The policy describes ethical and legal principles and applies to all of the Company’s employees, as well as all of the Company’s officers, directors and contract personnel. A complete copy of the policy can be found at www.tierreit.com. Printed copies are available to any stockholder without charge by writing to us at: Corporate Secretary, 5950 Sherry Lane, Suite 700, Dallas, Texas 75225. We intend to disclose on our website any amendment to, or waiver of, any provision of this policy applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions that would otherwise be required to be disclosed under the rules of the SEC.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that address certain matters relating to corporate governance and set forth procedures by which the board carries out certain of its responsibilities. A complete copy of the Corporate Governance Guidelines can be found at www.tierreit.com. Printed copies are available to any stockholder without charge by writing to us at: Corporate Secretary, 5950 Sherry Lane, Suite 700, Dallas, Texas 75225.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee during 2016, Richard I. Gilchrist, Charles G. Dannis or Thomas M. Herzog, served as an officer or employee of the Company or any of our subsidiaries during the fiscal year ended December 31, 2016, or formerly served as an officer of the Company or any of our subsidiaries. In addition, during the fiscal year ended December 31, 2016, none of our executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each director and officer and each person beneficially owning more than 10% of a registered security of the Company to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock of the Company with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all these forms they file. Based solely on a review of the copies of such forms furnished to the Company during and with respect to the fiscal year ended December 31, 2016, or written representations that no additional forms were required, we believe that our officers, directors, and greater than 10% beneficial owners complied with these filing requirements and filed on a timely basis in 2016.

Other Governance Matters

Our board and management regularly review the Company’s governance profile and current and emerging market developments, investor perspectives and proxy advisory firm guidelines. We are aware that the ability of stockholders to amend corporate bylaws is a topic of recent proxy advisory firm focus and plan to review market practice on this topic following the 2017 proxy season, conduct further engagement with our stockholders on the topic and determine whether to make any changes to our bylaws.

Policy Concerning Hedging and Pledging Transactions

We have a policy that provides that our directors, officers and employees are prohibited from engaging in short sales and derivative transactions with respect to Company securities and purchasing Company securities on margin.  In addition, our directors, officers and employees are prohibited under our policy from pledging Company securities as collateral for a loan unless such a pledge is specifically approved in writing by the Company.  No such pre-approvals have been granted.

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth information as of March 1, 2017, regarding the beneficial ownership of our common stock by each person known by us to own more than 5% of the outstanding shares of our common stock, each of our directors and director nominees, each named executive officer, and our directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 47,813,782 shares of common stock outstanding as of March 1, 2017.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class(2)
Directors, Director Nominees and Named Executive Officers
Richard I. Gilchrist(3)	5,316	*
Charles G. Dannis(4)	12,356	*
R. Kent Griffin, Jr. (5)	—	*
Thomas M. Herzog(6)	46,245	*
Dennis J. Martin(7)	1,695	*
Gregory J. Whyte(8)	—	*
G. Ronald Witten(4)	12,494	*
Scott W. Fordham(9)	222,795	*
Dallas E. Lucas(10)	92,191	*
William J. Reister(11)	90,236	*
Telisa Webb Schelin(12)	71,118	*
James E. Sharp(13)	31,323	*
All current directors and executive officers as a group (12 persons)	585,769	1.2%
5% Stockholders
The Vanguard Group(14)	5,677,288	11.9%
Blackrock, Inc.(15)	3,787,377	7.9%
Vanguard Specialized Funds — Vanguard REIT Index Fund(16)	3,628,870	7.6%

*                 Less than 1%.

(1)         The address of Ms. Schelin and each of Messrs. Gilchrist, Dannis, Griffin, Herzog, Martin, Whyte, Witten, Fordham, Lucas, Reister and Sharp is c/o TIER REIT, Inc., 5950 Sherry Lane, Suite 700, Dallas, Texas 75225.

(2)         Beneficial ownership is determined in accordance with the SEC rules that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.  For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding consists of:  (1) 47,813,782 shares of common stock outstanding as of March 1, 2017, which includes shares of restricted stock, (2) shares of common stock issuable pursuant to options held by the respective person that may be exercised within 60 days following March 1, 2017; and (3) restricted stock units convertible into shares of common stock upon certain events or at specified future dates within 60 days following March 1, 2017.

(3)         Does not include 3,316 unvested restricted stock units.

(4)         Includes vested options exercisable into 4,165 shares of common stock; does not include 3,316 unvested restricted stock units.

(5)         Does not include 1,101 unvested restricted stock units.

(6)         Includes 42,300 shares of common stock owned by Mr. Herzog through a family trust; does not include 3,316 unvested restricted stock units.

(7)         Does not include 3,316 unvested restricted stock units.

(8)         Does not include 816 unvested restricted stock units.

(9)         Includes 93,465 shares of restricted stock and 2,600 shares of common stock owned by Mr. Fordham’s spouse; does not include 84,828 restricted stock units.

(10)  Includes 44,358 shares of restricted stock; does not include 46,982 restricted stock units.

(11)  Includes 34,648 shares of restricted stock; does not include 30,472 restricted stock units.

(12)  Includes 29,942 shares of restricted stock; does not include 28,485 restricted stock units.

(13)  Includes 13,580 shares of restricted stock; does not include 13,751 restricted stock units.

(14)  Information regarding The Vanguard Group is based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2017. The Vanguard Group reported sole voting power with respect to 119,711 of such shares, shared voting power with respect to 54,703 of such shares, sole investment power with respect to 5,567,349 of such shares and shared investment power with respect to 109,939 of such shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(15)  Information regarding Blackrock, Inc. is based solely on a Schedule 13G filed by Blackrock, Inc. with the SEC on January 30, 2017. Blackrock, Inc. reported sole voting power with respect to 3,683,164 of such shares and sole investment power with respect to all of such shares. The address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.

(16)  Information regarding Vanguard Specialized Funds - Vanguard REIT Index Fund is based solely on a Schedule 13G filed by Vanguard Specialized Funds - Vanguard REIT Index Fund with the SEC on February 14, 2017.  The address of Vanguard Specialized Funds - Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

AUDIT COMMITTEE REPORT

Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The audit committee’s responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm. The audit committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants.

In this context, the audit committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, regarding the fair presentation of the Company’s results. The audit committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with GAAP, and the audit committee has reviewed and discussed the consolidated audited financial statements with management and the Company’s independent registered public accounting firm. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (AS 16).

In addition, the audit committee has discussed with the independent registered public accounting firm its independence from the Company and its management, including the matters in the written disclosures and the letter provided to the audit committee by the independent registered public accounting firm, as required by applicable requirements of the PCAOB. The audit committee has concluded that the independent registered public accounting firm is independent from the Company.

The audit committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The audit committee also has reviewed and discussed the audited financial statements with management.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC. In addition, the audit committee has selected, and the board of directors has ratified the selection of, the Company’s independent registered public accounting firm. The following independent directors, who constitute the audit committee, provide the foregoing report.

AUDIT COMMITTEE:

Dennis J. Martin, Chairman
Thomas M. Herzog
G. Ronald Witten

The foregoing report shall not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either Act.

COMPENSATION COMMITTEE REPORT

The compensation committee has certain duties and powers as described in its charter.  The compensation committee is currently comprised of the three independent directors named at the end of this report, each of whom is “independent” under the independence standards of the NYSE. The compensation committee has furnished the following report on executive compensation for the fiscal year ended December 31, 2016.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis section contained in this proxy statement (the “CD&A”). Based on this review and the committee’s discussions, the compensation committee has recommended and approved the CD&A included in this proxy statement on Schedule 14A.

COMPENSATION COMMITTEE:

Charles G. Dannis, Chairman
Richard I. Gilchrist
Thomas M. Herzog

The foregoing report shall not constitute “soliciting material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either Act.

EXECUTIVE OFFICERS

The following individuals serve as our executive officers. Our executive officers are elected annually by our board of directors, and each of these executive officers will continue in office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. The biography of our president and chief executive officer Mr. Fordham, who is also a member of our board, is set forth above.

Dallas E. Lucas, 54, is our chief financial officer and treasurer. Prior to joining the Company in May 2014, Mr. Lucas served as chief financial officer of Intrawest ULC (“Intrawest”) from July 2012 to October 2013. Intrawest is a developer and operator of destination resorts. Prior to joining Intrawest, Mr. Lucas was a founding partner of Pacshore Partners, a Los Angeles-based real estate investment company. He also served as chief executive officer and president and as a director of Pacific Office Properties Trust, Inc., a publicly traded REIT, from September 2007 to August 2009. He served as executive vice president and chief financial officer of Maguire Properties, Inc., a publicly traded REIT, from July 2002 to March 2007, and he served as chief financial officer and vice president and as a director of NorthStar Capital Investment Corp. from August 1998 to July 2002. From December 1993 to August 1998, he served as senior vice president and chief financial officer of Crescent Real Estate Equities Inc., a publicly traded REIT. He began his career as an auditor with Arthur Andersen & Company in 1984 until joining Crescent in 1993. He received a bachelor of business administration degree in accounting from the University of Oklahoma.

William J. Reister, 56, is our chief investment officer and executive vice president and previously served as our senior vice president — capital markets. Mr. Reister has over 30 years of experience in the commercial real estate industry, including investment management, finance, acquisitions, dispositions, development, leasing, property management, accounting and reporting. Prior to joining the Company’s former advisor in November 2009, from 1996 to 2008, Mr. Reister was a senior officer with Prentiss Properties Trust (“Prentiss”) and its successor, Brandywine Realty Trust, a publicly traded REIT (NYSE: BDN). During his tenure with Prentiss, he was responsible for acquisition, disposition, leasing, asset management and operations activities of its portfolio of office properties located in Dallas, Austin, Houston, Denver and Southern California. Prior to this role, Mr. Reister was a senior corporate finance officer responsible for portfolio level acquisitions and financing. Mr. Reister was also a member of the executive team that formed Prentiss upon its successful initial public offering, which was the culmination of investments of Prentiss Properties Realty Advisors (“PPRA”), of which Mr. Reister was a founding officer. PPRA raised the institutional capital that was invested in what became the core portfolio of Prentiss. Prior to these activities, Mr. Reister was the senior operations controller for Prentiss Properties Limited, a corporate controller for Cadillac Fairview and a senior auditor for PricewaterhouseCoopers LLP. Mr. Reister received a bachelor of business administration degree in accounting from the University of Texas at Austin, is a former certified public accountant in the State of Texas and is a member of the Urban Land Institute and serves on its Office Development Council.

Telisa Webb Schelin, 44, is our chief legal officer, executive vice president and secretary. Ms. Schelin is responsible for all legal aspects of the Company, including corporate governance, public company reporting, securities offerings, mergers and acquisitions, lease and contract administration, risk management, litigation management, human resources, employment and benefits matters, and finance, real estate, and commercial business transactions. Ms. Schelin has almost 20 years of experience in the corporate, securities and regulatory environment. Prior to joining the Company’s former advisor in 2005, she was in private practice with Gardere Wynne Sewell LLP where she advised clients on a wide variety of corporate and securities matters. Ms. Schelin is licensed to practice law in Texas and Oklahoma and received a juris doctor degree with highest honors and a bachelor of arts degree in political science from the University of Tulsa.

James E. Sharp, 44, is our chief accounting officer and executive vice president. Mr. Sharp has more than 20 years of experience in accounting and auditing related to public and private real estate companies. From January 1996 until March 2000, and again from April 2003 until joining the Company’s former advisor in October 2010, he worked as an auditor in public accounting with Ernst & Young LLP, serving primarily public and private real estate companies, including various REITs, homebuilders and real estate investment companies. From March 2000 until March 2003, he served in an accounting and finance role with Terrabrook, a national master-planned community developer with a portfolio of over 50 communities in 20 states. Mr. Sharp is a certified public accountant in the State of Texas and received a bachelor of business administration degree in accounting from the University of Texas at Austin.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We strive to provide a competitive total compensation package to our named executive officers through a combination of base salary, annual cash incentive compensation, long-term equity incentive compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains our compensation philosophy, objectives, and practices with respect to our chief executive officer and president, our chief financial officer, and the other three most highly-compensated executive officers as of the end of 2016 as determined in accordance with applicable SEC rules, who are collectively referred to as our named executive officers or, in this “Compensation Discussion and Analysis” section, our executives. Our executives are as follows: Scott W. Fordham, chief executive officer and president; Dallas E. Lucas, chief financial officer and treasurer; William J. Reister, chief investment officer and executive vice president; Telisa Webb Schelin, chief legal officer, executive vice president and secretary; and James E. Sharp, chief accounting officer and executive vice president.

Executive Summary

2016 was a strong year for the Company and its stockholders.  As a result of the continued execution of our strategic plan, which guides us in our path to value creation and growth, we neared the completion of our strengthening phase, in which we sold properties located outside of our target growth markets and utilized the proceeds to solidify our balance sheet. In addition to accomplishing a variety of critical financial and operating metrics during 2016, which are discussed further in “—Annual Cash Incentive Compensation” below, the Company’s significant achievements also included:

•                  Delivering outsized total stockholder return of 23.6%, which outperformed the FTSE NAREIT Office REIT Index by approximately 10.4%;

•                  Disposing of assets outside of our target markets, including the sale of $305 million in properties;

•                  Reducing our total markets from 15 to 13, and in turn, realizing over 70% of fourth quarter 2016 net operating income from our target markets;

•                  Strengthening the balance sheet by transitioning the Company’s $860 million credit facility from secured to unsecured, repaying (without penalty) approximately $296 million of debt ahead of scheduled maturity dates, and decreasing the weighted average interest rate on our consolidated debt from 4.03% to 3.94%;

•                  Increasing occupancy from 89.7% at the end of 2015 to 90.7% at the end of 2016;

•                  Achieving full dividend coverage in 2016 ahead of plan for coverage in 2017; and

•                  Embarking on an investor relations program throughout the year to communicate our strategy to a broader audience of institutional investors, resulting in an increase in our institutional ownership from 27% at December 31, 2015, to over 48% at December 31, 2016.

In determining the compensation of our executives, our compensation committee made a comprehensive assessment of our 2016 corporate performance and the personal performance of our executives. In light of our significant success in executing our key 2016 objectives and the level of achievement of our objective corporate performance measures and personal performance measures discussed under “—Annual Cash Incentive Compensation” below, our compensation committee approved for each executive a level and mix of pay that it believes reflect our strong pay for performance philosophy.

As discussed under “—Annual Cash Incentive Compensation” and “—Long-Term Equity Incentive Compensation” below, we considered our successful achievement of certain 2016 objective corporate performance measures and each executive’s role in the significant success we had in achieving our key 2016 objectives in determining annual cash incentive compensation and long-term equity incentive compensation. For example, as a result of such successes, our compensation committee awarded each executive between 132% and 140% of the established percentages of the executive’s target attributable to the combined objective and personal performance measures in determining cash incentive compensation and long-term equity incentive compensation.

The compensation paid to our executives in light of 2016 performance was generally in line with 2015 primarily as a result of our success in executing on both our 2015 and 2016 key objectives, our corporate performance based on certain objective measures, and the personal performance of our executives as discussed under “—Annual Cash Incentive Compensation” and “—Long-Term Equity Incentive Compensation.”

Long-Term Incentive Program

To reinforce our “pay-for-performance” compensation philosophy, on January 26, 2016, the compensation committee approved the general terms of a new, long-term incentive program (the “Program”), a multi-year, performance-based and time-based equity compensation program.  The purpose of the Program is to further align the interests of management with those of our stockholders by encouraging our executive officers to create stockholder value in a pay-for-performance structure.

Under the Program, participants who are granted an equity award receive 60% of such award in the form of restricted stock units that are subject to performance-based vesting over a three-year period and 40% of such award in the form of shares of restricted stock that are subject to time-based vesting over a three-year period.

The performance-based restricted stock units are subject to vesting based on the Company’s annualized total return to stockholders (“TSR”) over a three-year performance measurement period on both an absolute and relative basis.  For example, the performance measurement period for restricted stock units granted in 2017 began on January 1, 2017 and continues through December 31, 2019.  The vesting of one-third of the restricted stock unit award will be based on our achievement of a predetermined absolute TSR, the vesting of one-third of the restricted stock unit award will be based on our TSR relative to the TSR of the constituent companies of the NAREIT Office Index (unweighted) on the first day of each performance period, and the vesting of one-third of the restricted stock unit award will be based on our TSR relative to the TSR of a select peer group of companies.

With respect to each of the three metrics described above, the number of restricted stock units that vest over a performance measurement period will be based on a predetermined threshold, target and maximum level of performance of our TSR determined by the compensation committee at the time of each restricted stock unit grant.  The restricted stock units granted annually under the Program will not vest if our TSR during the performance measurement period does not meet the minimum thresholds determined by the compensation committee for such grant.  Participants can receive (1) 50% of the target restricted stock units with respect to each of the three TSR metrics at the threshold level of performance, (2) 100% of the target restricted stock units with respect to each of the three TSR metrics at the target level of performance and (3) 200% of the target restricted stock units with respect to each of the three TSR metrics at the maximum level of performance.  The number of restricted stock units that vest if performance is between the threshold and target levels or between the target and maximum levels with respect to any of the metrics described above will be determined based on linear interpolation.

After the performance measurement period, we will issue to participants a number of shares of our common stock under our 2015 Equity Incentive Plan based on the number of restricted stock units that vest.  In addition, participants will receive additional shares to cover the dividends that would have been paid with respect to the vested restricted stock units calculated as if the restricted stock units were outstanding shares during the performance period and prior to the issuance date of the shares.

In January 2016, the compensation committee awarded the following target restricted stock unit awards to our executives under the Program for the performance measurement period from January 1, 2016 through December 31, 2018:

	Target Restricted Stock Units (Absolute TSR Performance)	Target Restricted Stock Units (TSR Performance Relative to NAREIT Office Index (unweighted))	Target Restricted Stock Units (TSR Performance Relative to Peer Group)
Scott W. Fordham	15,369	15,369	15,369
Dallas E. Lucas	8,512	8,512	8,512
William J. Reister	5,521	5,521	5,521
Telisa Webb Schelin	5,161	5,161	5,161
James E. Sharp	2,458	2,458	2,458

In January 2017, the compensation committee awarded the following target restricted stock unit awards to our executives under the Program for the performance measurement period from January 1, 2017 through December 31, 2019:

	Target Restricted Stock Units (Absolute TSR Performance)	Target Restricted Stock Units (TSR Performance Relative to NAREIT Office Index (unweighted))	Target Restricted Stock Units (TSR Performance Relative to Peer Group)
Scott W. Fordham	12,907	12,907	12,907
Dallas E. Lucas	7,149	7,149	7,148
William J. Reister	4,637	4,637	4,635
Telisa Webb Schelin	4,335	4,335	4,332
James E. Sharp	2,126	2,126	2,125

Overview of Compensation Philosophy & Objectives

We seek to maintain a total compensation package that we believe provides fair, reasonable, and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of corporate organizational and individual performance. We place significant emphasis on annual and long-term, performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of corporate and individual goals.

The compensation programs for our executives are designed to achieve the following objectives:

•                  attract and retain top talent to ensure that we have high caliber executives;

•                  create and maintain a performance-driven organization by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event of performance below expectations;

•                  align the interests of our executives and stockholders by motivating executives to achieve key corporate goals and objectives that should enhance stockholder value;

•                  encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to both corporate and individual performance based on responsibilities and ability to influence financial and organizational results;

•                  provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities; and

•                  motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives.

We believe our compensation programs are effectively designed and work in alignment with the interests of our stockholders and include a number of best practices, such as:

•                  Our chief executive officer’s compensation generally places a greater emphasis (approximately 70%) on variable, performance-based compensation than typical market practice;

•                  Approximately 40% of our chief executive officer’s pay opportunity is in the form of long-term, equity-based compensation; and

•                  The employment agreements with our executives contain “clawback” provisions that require them to reimburse us for incentive-based compensation received to the extent their intentional misconduct results in the Company being required to file an accounting restatement.

Determination of Executive Compensation

Our executive compensation programs are administered by the compensation committee of our board of directors. The members of the compensation committee are: Charles G. Dannis (Chair), Richard I. Gilchrist and Thomas M. Herzog, each of whom is an independent director.

The compensation committee sets the overall compensation strategy and compensation policies for our executives and directors. The compensation committee has the authority to determine the form and amount of compensation appropriate to achieve our strategic objectives, including salary and incentive compensation. The compensation committee will review its compensation strategy annually to confirm that it supports our objectives and stockholders’ interests and that our executives are being rewarded in a manner that is consistent with our strategy.

The compensation committee is responsible for, among other things:

•                  evaluating the annual performance of the executives in light of corporate goals and objectives and determining their compensation, including annual base salary, annual cash incentive compensation, and long-term equity incentive compensation;

•                  approving and issuing equity incentive awards;

•                  reviewing and approving all benefit and compensation plans pertaining to our executives (other than those available to our employees generally); and

•                  advising on board compensation.

As it has done in 2012, 2014 and 2015, the compensation committee engaged the services of FPL Associates, L.P. (“FPL Associates”), a nationally recognized compensation consulting firm specializing in the real estate industry, to assist in determining competitive executive compensation levels and the programs to implement as part of our 2016 executive compensation program. As part of FPL Associates’ engagement, the compensation committee directed FPL Associates to, among other things, provide competitive market compensation data and make recommendations for pay levels for each component of our executive compensation. In connection with their 2016 engagement, the committee determined that FPL Associates was an independent compensation consultant. During 2016, we paid FPL Associates approximately $7,900 in consulting fees.

It was favorably noted by the compensation committee that our stockholders approved our executive compensation program at the 2016 annual meeting. Holders of approximately 15.9 million shares of our common stock, or approximately 92% of the votes cast, voted FOR the advisory vote on executive compensation.

Competitive Benchmark Assessment

A key factor in determining levels of base and incentive compensation is the pay practices of our peer group, which consists of two groups: (1) publicly traded REITs with portfolios that are substantially comparable in asset type and/or portfolio location to the Company and (2) other publicly traded REITs that are substantially comparable in size to the Company.  We use two peer groups because we compete most directly with other office REITs for human capital, investments dollars, etc., but because we are one of the smaller office REITs, we know it is important to also factor in companies of comparable size.  As part of its 2016 engagement, FPL Associates provided competitive market compensation data for peer groups that consisted of the following:

Asset-Based Peer Group
• Brandywine Realty Trust	• Highwoods Properties, Inc.
• Columbia Property Trust, Inc.	• Kilroy Realty Corporation
• Corporate Office Properties Trust	• Mack-Cali Realty Corporation
• Cousins Properties Incorporated	• Piedmont Office Realty Trust, Inc.

Size-Based Peer Group
• CareTrust REIT, Inc.	• Hersha Hospitality Trust
• Cedar Realty Trust, Inc.	• Ramco-Gershenson Properties Trust
• Cousins Properties Incorporated	• Rexford Industrial Realty, Inc.
• First Potomac Realty Trust	• Summit Properties, Inc.
• Franklin Street Properties Corporation	• Terreno Realty Corporation

In establishing the amounts for base salaries and targets for short-term cash and long-term equity incentive compensation for our executives, the committee generally targeted the 25th percentile of the asset-based peer group described above and the median of the size-based peer group described above given the size of the Company compared to these peer groups. However, the committee also took into account other factors, including, among others, the individual experience and skills of, and expected contributions from, the executives.

The Role of Executive Officers in Compensation Decisions

Our chief executive officer consulted with the compensation committee regarding compensation levels for each of our executives (except for himself). Our chief executive officer annually reviews the performance of each of the other executives. Based on this review, he makes compensation recommendations to the compensation committee, including recommendations for performance targets, salary adjustments, annual cash incentive compensation, and long-term equity-based incentive awards. Although the compensation committee considers these recommendations along with data provided by its consultant, if any, it retains full discretion to set all compensation.

Elements of Executive Compensation

Base Salary. Our compensation committee believes that payment of a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and qualified executives. Subject to our existing contractual obligations, we expect our compensation committee to consider salary levels for our executives annually as part of our performance review process, as well as upon any promotion or other change in job responsibility. For 2017, based on the competitive market compensation data provided by the committee’s consultant, other than Mr. Sharp, none of the executives received base salary adjustments.

The goal of our base salary program is to provide salaries at a level that allows us to attract and retain qualified executives while preserving significant flexibility to recognize and reward individual performance with other elements of the overall compensation program. Base salary levels also affect the annual cash incentive compensation because each executive’s annual cash incentive target opportunity is expressed as a percentage of base salary. The following items are generally considered when determining base salary levels:

•                  market data provided by the compensation committee’s consultant;

•                  our financial resources; and

•                  the executive’s experience, scope of responsibilities, performance, and prospects.

Annual Cash Incentive Compensation. It is the intention of our compensation committee to make a meaningful portion of the executives’ compensation contingent on achieving certain performance measures each year. Based on each executive’s employment agreement, target cash incentive compensation for each of our executives is set as a percentage of base salary. For a description of the target cash incentive compensation for each of our executives, please see “—Employment Agreements” below. However, the committee has further established percentages of the target for each executive that are attributable to objective performance measures and personal performance as set forth in the following table:

Executive	Objective Performance Measures	Personal Performance
Scott W. Fordham	80%	20%
Dallas E. Lucas	75%	25%
William J. Reister	75%	25%
Telisa Webb Schelin	60%	40%
James E. Sharp	60%	40%

The committee set objective performance measures for the executives and utilized a mix of these objective measures and a subjective review of personal performance for setting 2016 cash incentive compensation. The committee set threshold, target, and maximum levels with respect to each of these measures, which were weighted between 10% and 30%. The following table sets forth information about each performance-based measure for 2016:

Factor	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Performance	Actual Performance Factor
Normalized Funds from Operations Per Share	$1.51	$1.54	$1.57	$1.66	150%
Cash Net Operating Income (at ownership share)(1)	$104.9 million	$110.4 million	$116.0 million	$114.1 million	133%
Year-end Leverage Percent (Net Debt to Asset Value)(2)	46.5%	45.0%	43.5%	43.3%	150%
Year-end Occupancy(2)	89.7%	90.2%	90.7%	90.0%	80%
General & Administrative Expenses(3)	$24.5 million	$24.0 million	$23.5 million	$22.0 million	150%

(1)                                 Cash Net Operating Income is equal to rental revenue (excluding non-cash revenue items such as straight-line rent and amortization of acquired above- and below-market leases), less lease termination fee income, property operating expenses (excluding tenant improvement demolition costs), real estate taxes, and property management expenses and is considered a non-GAAP financial measure.

(2)                                 Full credit given for the January 17, 2017 closing for the disposition of The Wanamaker Building in Philadelphia, Pennsylvania.

(3)                                 Excludes severance charges.

If the threshold level is not satisfied with respect to a particular measure, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a sliding scale between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a sliding scale between 100% and 150% with respect to that factor. The factor used to determine the amount an executive could earn in 2016 in cash incentive compensation was the average of the actual performance factors for each of the performance-based measures, which were weighted between 10% and 30% for each executive. Notwithstanding the formulas described above, our compensation committee retains the discretion and flexibility to increase or decrease the actual performance factor with respect to any particular measure or any particular officer to more appropriately reflect actual performance, market conditions, unanticipated circumstances, and other factors in the committee’s sole discretion. In relation to personal performance, the committee considered each executive’s role in connection with the significant accomplishments of the Company’s key objectives in 2016. Based on the actual performance factors and each executive’s personal performance, the compensation committee awarded each executive between 132% and 140% of the established percentages of the executive’s target attributable to the combined objective performance measures and personal performance.

Long-Term Equity Incentive Compensation. The objective of our long-term equity incentive award program, which is administered through our 2015 Equity Incentive Plan, is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies, as well as to promote a performance-focused culture by rewarding employees, including our executives, based upon the achievements of the Company and individual performance. Our compensation committee believes that equity awards are necessary to successfully attract qualified employees, including the executives, and will continue to be an important incentive for promoting employee retention going forward. The 2016 equity awards of restricted stock and performance restricted stock units for the executives were granted by the compensation committee based on the Long-Term Incentive Program discussed above and were equal to the target equity incentive award set forth in each executive’s Employment Agreement.  Please see “— Employment Agreements” below.

Our compensation committee made awards of restricted stock and performance restricted stock units under our 2015 Equity Incentive Plan in January 2017 based on the Program discussed above. The 2017 equity awards for the executives granted by the compensation committee were equal to the target equity incentive award set forth in each executive’s Employment Agreement.

Benefits. All full-time employees, including our executives, may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability and life insurance, and our 401(k) plan. We do not have any special benefits or retirement plans for our executives.

Severance. Under their employment agreements, each of our executives is entitled to receive severance payments under certain circumstances in the event that their employment is terminated. These circumstances and payments are described below under “—Employment Agreements” and “—Potential Payments upon Termination or Change of Control.”

2015 Equity Incentive Plan

The 2015 Equity Incentive Plan was approved by our board of directors on July 30, 2015 and by our stockholders on December 3, 2015. The 2015 Equity Incentive Plan replaced the 2005 Incentive Award Plan, which expired on March 28, 2015. The 2015 Equity Incentive Plan is administered by our compensation committee. Employees, officers, non-employee directors, and consultants of ours and our subsidiaries are eligible to be granted stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, other stock-based awards, dividend equivalent rights, performance share awards and cash-based awards under the 2015 Equity Incentive Plan at the discretion of our compensation committee. We anticipate that providing such persons with interests and awards of this nature will result in a closer alignment of their interests with our own interests and those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with the Company.

As of December 31, 2016, we had outstanding options to purchase 8,330 shares of our common stock at a weighted average exercise price of $40.13, all of which are held by our independent directors. These options have a maximum term of ten years and became exercisable one year after the date of grant.

As of December 31, 2016, we also had 246,805 shares of restricted stock outstanding that were granted to employees, including our executives, with a weighted average grant date fair value of $20.74 per share. Restrictions on outstanding shares of restricted stock lapse based on various lapse schedules and range from January 2017 to January 2019.

As of December 31, 2016, we had 39,255 restricted stock units outstanding that were granted to our independent directors with a weighted average grant date fair value of $16.45 per unit. These units vest 13 months after the grant date. Subsequent to vesting, the restricted stock units will be converted to an equivalent number of shares of common stock upon the earlier to occur of the following events or dates: (i) separation from service for any reason other than cause; (ii) a change in control of the Company; (iii) death; or (iv) specific dates chosen by the independent directors that range from January 2017 to December 2020.

As of December 31, 2016, we had 111,063 restricted stock units outstanding that were granted to our employees with a grant price of $15.26 per unit. These units vest on December 31, 2018, at which time they will be converted into a number of shares of common stock, which could range from zero shares to 222,126 shares, based on our TSR percentage as compared to three metrics: our TSR on a predetermined absolute basis, the TSR of the constituent companies of the NAREIT Office Index (unweighted), and the TSR of a select group of peer companies.

Risk Management

The compensation committee was involved in negotiating each of the employment agreements with our executives. The committee believes that our compensation policies and practices do not encourage our employees to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on the Company. The compensation committee considered a variety of factors, including base salary, annual cash incentive compensation, and long-term equity incentive compensation opportunities available to our executives. The committee believes that the combination of those factors should lead to executive and employee behavior that is consistent with our overall objectives and risk profile.

Impact of Regulatory Requirements on Executive Compensation

Section 162(m). Substantially all of the services rendered by our executives were performed on behalf of our operating partnership or its subsidiaries. The IRS has issued a series of private letter rulings that indicate that compensation paid by an operating partnership to executives of a REIT that serves as its general partner is not subject to limitation under Section 162(m) to the extent such compensation is attributable to services rendered to the operating partnership. We have not obtained a ruling on this issue, but have no reason to believe that the same conclusion would not apply to us.

Section 409A. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), generally affects the federal income tax treatment of most forms of deferred compensation by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income. The committee considers the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to our executives and other employees and service providers.

Section 280G and 4999. Sections 280G and 4999 of the Code limit a company’s ability to deduct, and impose excise taxes on, certain “excess parachute payments” (as defined in Sections 280G and 4999 of the Code and related regulations) paid to each service provider (including an employee or officer) in connection with a change of control of the company (as set forth in Sections 280G and 4999 of the Code and related regulations). The committee considers the potential adverse tax impact of Sections 280G and 4999 of the Code, as well as other competitive factors, in structuring certain post-termination compensation or other compensation that might be payable to our executives and other employees and service providers in connection with a change of control of the company.

Accounting Rules

We account for stock-based employee compensation (currently restricted stock and restricted stock units) using the fair value based method of accounting, which requires that the fair value of stock-based employee compensation awards with service conditions be measured at the grant date of the award and amortized into expense over the appropriate vesting period. If an award is forfeited, previously recognized compensation expense related to the forfeited award is reversed, and no additional compensation expense is recognized.

Summary Compensation Table

In connection with the transition from an arrears-based restricted stock incentive program to the new forward-looking Long-Term Incentive Program noted above that is principally based on total stockholder return performance, the compensation committee granted stock awards in December 2015 for 2015 performance, approximately 30 days earlier than originally scheduled.  In accordance with SEC rules, stock awards must be reported in the year made regardless of the performance year they are based on.  Therefore, the following table sets forth stock awards granted in 2014 for 2013 performance and in 2015 for both 2014 and 2015 performance. Beginning in 2016, stock awards were granted pursuant to the Long-Term Incentive Program at each executive’s equity incentive target at the beginning of the year.

The following table sets forth the compensation for 2016, 2015 and 2014 paid to our executives:

Name and Principal Position	Year	Salary($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		Total ($)
Scott W. Fordham	2016	650,000		1,353,372	(2)	1,094,496		3,097,868
Chief Executive Officer and President	2015	650,000		2,807,546	(3)	1,054,560		4,512,106
	2014	456,472		722,208		611,100		1,789,780
Dallas E. Lucas	2016	360,000		749,556	(2)	581,796		1,691,352
Chief Financial Officer and Treasurer	2015	360,000		1,357,390	(3)	563,760		2,281,150
	2014	209,551	(4)	—		254,940	(4)	464,491
William J. Reister	2016	300,000		486,158	(2)	317,220		1,103,378
Chief Investment Officer and Executive	2015	300,000		990,623	(3)	316,380		1,607,003
Vice President	2014	260,333		389,992		248,087		898,412
Telisa Webb Schelin	2016	300,000		454,464	(2)	312,165		1,066,629
Chief Legal Officer, Executive Vice	2015	300,000		849,910	(3)	310,635		1,460,545
President and Secretary	2014	234,299		279,719		183,416		697,434
James E. Sharp	2016	250,000		216,433	(2)	173,425		639,858
Chief Accounting Officer and Executive	2015	250,000		378,977	(3)	172,575		801,552
Vice President	2014	225,000		100,592		88,243		413,835

(1)                                 Reflects the grant date fair value of restricted stock awards and performance restricted stock unit awards, where applicable. For information regarding the valuation of grants of restricted stock made in 2014, 2015 and 2016, see Note 11 or 12 (Equity) to the consolidated financial statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2014, 2015 and 2016, respectively.

(2)                                 Includes the grant date fair value of restricted stock awards.  In addition, includes the grant date fair value of performance restricted stock unit awards granted in 2016 for the performance measurement period from January 1, 2016 through December 31, 2018 based on the probable outcome of the awards.  The maximum values of such performance restricted stock unit awards granted in 2016, assuming grant date fair value and the highest level of performance is achieved, are as follows:  Mr. Fordham - $1,768,664, Mr. Lucas - $979,560, Mr. Reister - $635,356, Ms. Schelin - $593,928, and Mr. Sharp - $282,866.

(3)                                 Reflects equity grants made in January 2015 for 2014 performance equal to $1,222,180, $509,860,  $435,375,  $306,298,  and $120,100,  for Mr. Fordham, Mr. Lucas, Mr. Reister, Ms. Schelin, and Mr. Sharp, respectively, and equity grants made in December 2015 for 2015 performance equal to $1,585,366,  $847,530,  $555,248,  $543,612,  and $258,877,  for Mr. Fordham, Mr. Lucas, Mr. Reister, Ms. Schelin, and Mr. Sharp, respectively.

(4)                                 Prorated from date of hire on May 27, 2014.

Grants of Plan-Based Awards

The following table provides information on the grants of plan-based awards made to our executives during the fiscal year ended December 31, 2016.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name and Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards; Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(3)

Scott W. Fordham
Annual Non-Equity Incentive	5/5/16	390,000	780,000	1,170,000
Time-Based Restricted Stock	1/26/16							30,737	469,040
Performance Restricted Stock Units	1/26/16				23,054	46,107	92,214

Dallas E. Lucas
Annual Non-Equity Incentive	5/5/16	216,000	432,000	648,000
Time-Based Restricted Stock	1/26/16							17,024	259,776
Performance Restricted Stock Units	1/26/16				12,768	25,536	51,072

William J. Reister
Annual Non-Equity Incentive	5/5/16	120,000	240,000	360,000
Time-Based Restricted Stock	1/26/16							11,041	168,480
Performance Restricted Stock Units	1/26/16				8,282	16,563	33,126

Telisa Webb Schelin
Annual Non-Equity Incentive	5/5/16	112,500	225,000	337,500
Time-Based Restricted Stock	1/26/16							10,322	157,500
Performance Restricted Stock Units	1/26/16				7,742	15,483	30,966

James E. Sharp
Annual Non-Equity Incentive	5/5/16	62,500	125,000	187,500
Time-Based Restricted Stock	1/26/16							4,915	75,000
Performance Restricted Stock Units	1/26/16				3,687	7,374	14,748

(1)                                     The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target, and maximum cash amounts that our named executives were eligible to earn in 2016 under our annual non-equity incentive program. The “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation” table reflects the actual cash amounts earned under this plan for 2016.

(2)                                     The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns reflect the threshold, target and maximum number of shares which may be earned pursuant to performance restricted stock units awarded in 2016 for the performance measurement period from January 1, 2016 through December 31, 2018 without regard to dividend reinvestment.

(3)                                     Reflects the grant date fair value of such restricted stock awards. For information regarding the valuation of grants of restricted stock made in 2016, see Note 11 (Equity) to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to outstanding restricted stock awards under our 2015 Equity Incentive Plan and our 2005 Incentive Award Plan that have not vested for each of the executives as of December 31, 2016.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Scott W. Fordham	92,937	1,616,174	59,849	1,040,774
Dallas E. Lucas	34,803	605,224	33,147	576,426
William J. Reister	36,930	642,213	21,500	373,885
Telisa Webb Schelin	29,495	512,918	20,098	349,504
James E. Sharp	12,378	215,253	9,572	166,457

(1)                                 The shares of restricted stock granted prior to December 2015 vest 25% annually over a four-year period following the grant date. With respect to the shares of restricted stock granted in December 2015, one-third of such shares vested on the grant date, one-third vest one year after the grant date and one-third vest two years after the grant date.

(2)                                 Based on the closing price of our common stock on the NYSE of $17.39 on December 30, 2016.

(3)                                 The number and market or payout value of equity incentive plan awards is based on the amount that would have been earned pursuant to the performance restricted stock unit awards granted in 2016 for the performance measurement period from January 1, 2016 through December 31, 2018 if our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2016.

Stock Vested in Last Fiscal Year

The following table sets forth information with respect to restricted stock awards under our 2015 Equity Incentive Plan and our 2005 Incentive Award Plan that vested for each of the executives during the year ended December 31, 2016.

	Stock Awards
Name	Number of Shares or Units of Stock Acquired on Vesting (#)	Market Value Realized on Vesting ($)(1)
Scott W. Fordham	52,788	852,668
Dallas E. Lucas	19,642	331,521
William J. Reister	21,278	339,227
Telisa Webb Schelin	17,578	283,754
James E. Sharp	7,505	122,427

(1)                                 Market value realized is based on the closing price of our shares of common stock on the NYSE on the date of vesting.

Employment Agreements

We have employment agreements, as amended, (collectively, the “Employment Agreements”) with each of the following executive officers: Scott W. Fordham, our chief executive officer and President; Dallas E. Lucas, our chief financial officer and treasurer; William J. Reister, our chief investment officer and executive vice president; Telisa Webb Schelin, our chief legal officer, executive vice president and secretary; and James E. Sharp, our chief accounting officer and executive vice president. The term of these Employment Agreements ends on February 10, 2020, provided that the term will automatically continue for an additional one-year period unless either party provides 60 days written notice of non-renewal prior to the expiration of the initial term. These agreements were approved by our compensation committee. The compensation committee reviewed market materials related to executive contracts and retained its own legal counsel and independent compensation consultant to, among other things, negotiate the terms of the agreements.

Compensation. During the initial term of each employment agreement, we pay each executive an annual base salary, which is set forth in the table below for 2017. However, the base salary is reviewed annually and may not be reduced without the executive’s consent. In addition, during the term of each employment agreement, each executive is eligible to receive cash incentive compensation as determined by the compensation committee. Each executive’s target annual incentive compensation is equal to a percentage of his or her base salary, also as set forth below. The cash incentive compensation is predicated on both objective corporate and individual measures to be mutually agreed upon between the executive and the compensation committee. The amount of cash incentive compensation awarded to the executive each year must be reasonable in light of the contributions made by the executive for the year in relation to the contributions made and incentive compensation awarded to the other executives for the same year.

Name	Minimum Annual Base Salary for 2017	Target Annual Cash Incentive Compensation (as % of annual base salary)
Scott W. Fordham	$650,000	120%
Dallas E. Lucas	$360,000	120%
William J. Reister	$300,000	80%
Telisa Webb Schelin	$300,000	75%
James E. Sharp	$257,500	50%

During the initial term, each executive is also eligible to receive equity awards under the 2015 Equity Incentive Plan and any other successor plan, at the discretion of the compensation committee. Each executive’s target annual long-term incentive award is equal to a percentage, as set forth in the table below, of the executive’s base salary plus the target annual cash incentive compensation. The amount of each equity award granted to the executive must be reasonable in light of the contributions made, or anticipated to be made, by the executive for the period for which that equity award is made.

Name	Target Annual Long-Term Incentive Award (as % of annual base salary + target annual cash incentive compensation)
Scott W. Fordham	82%
Dallas E. Lucas	82%
William J. Reister	78%
Telisa Webb Schelin	75%
James E. Sharp	50%

Payments Upon Termination or a Change of Control.  Under the employment agreements, we are required to provide any earned compensation and other vested benefits to the executives in the event of a termination of employment. In addition, each executive will have the right to additional compensation and benefits depending upon the manner of termination of employment, as summarized below.

During the term of each employment agreement, we may terminate the agreement with or without “cause,” defined as, among other things, the executive’s dishonest or fraudulent action, willful misconduct or gross negligence in the conduct of his or her duties to us, or the executive’s material uncured breach of the employment agreement. In addition, each executive may terminate his or her employment agreement for “good reason,” defined as, among other things, a material breach of the employment agreement by us. If we terminate the executive’s employment without “cause” or if the executive terminates for “good reason:”

•                  we will pay the executive an amount equal to the product of: (1) a “Severance Multiple,” equal to 2.6 for Mr. Fordham, 2.25 for each of Messrs. Lucas and Reister and Ms. Schelin, and 1.75 (2.0 as amended as of February 10, 2017) for Mr. Sharp; and (2) the sum of: (a) the executive’s base salary and (b) the greater of: (i) the executive’s target annual cash incentive compensation; or (ii) the average of the annual cash incentive compensation received by the executive each year during the term of his or her employment agreement;

•                  all equity awards with time-based vesting will immediately vest in accordance with their terms, and each equity award with performance vesting will vest at the greater of: (1) the target amount of the award, if applicable; or (2) an amount based on our performance from the commencement of the performance period through the date of termination, multiplied by a fraction, the numerator of which will be equal to the number of days the executive was employed by us from the commencement of the performance period through the date of termination and the denominator of which will be equal to the total number of days in the performance period; and

•                  if the executive was participating in our group medical, vision, and dental plan immediately prior to the date of termination, then we will pay to the executive a lump sum payment equal to: (1) eighteen times the amount of the monthly employer contribution that we made to an insurer to provide these benefits to the executive and his or her dependents in the month immediately preceding the date of termination plus (2) the amount we would have contributed to their health reimbursement arrangement for eighteen months from the date of termination if the executive had remained employed by us.

If the executive’s employment is terminated within eighteen months after the occurrence of the first event constituting a “change in control” (as defined in the employment agreements) of us or the operating partnership, each employment agreement provides that all equity awards with time-based vesting will immediately vest and each equity award with performance vesting will vest at the greater of: (1) the target amount of the award, if applicable, or (2) a prorated amount based on our performance from the commencement of the performance period through the end of the calendar month immediately preceding the change in control. Further, during the initial term, if within eighteen months after a change in control, we terminate the executive’s employment without “cause” or the executive terminates his or her employment for “good reason”:

•                  we will pay the executive a lump sum in cash in an amount equal to the product of: (1) the Severance Multiple (defined above for each executive) and (2) the sum of (a) the executive’s current base salary (or the executive’s base salary in effect immediately prior to the change in control, if higher) and (b) the greater of: (i) the executive’s target annual cash incentive compensation or (ii) the average of the annual cash incentive compensation received by the executive during the term of his or her employment agreement; and

•                  if the executive was participating in our group medical, vision, and dental plan immediately prior to the date of termination, then we will pay to the executive a lump sum payment equal to: (1) eighteen times the amount of the monthly employer contribution that we made to an insurer to provide these benefits to the executive and his or her dependents in the month immediately preceding the date of termination plus (2) the amount we would have contributed to their health reimbursement arrangement for eighteen months from the date of termination if the executive had remained employed by us.

If an executive’s employment agreement is terminated upon death or disability, we will pay (1) a lump sum in cash in an amount equal to the executive’s base salary and (2) the pro rata portion of any cash incentive compensation that would have been earned during the year of the termination.

Other Terms and Conditions. During the term of the employment agreements (including any extensions) and for a period of fifteen months thereafter, each executive has agreed to certain non-competition and non-solicitation provisions. The executives have also agreed to certain non-disclosure and non-disparagement provisions both during and after their employment with us.

Potential Payments upon Termination or Change of Control

The following table summarizes the potential cash payments and estimated equivalent cash value of unvested equity awards and other benefits that would be payable to our executives or immediately vest under the terms of their employment agreements described above upon termination of those agreements under the various scenarios listed below, assuming the event took place on December 31, 2016 (without regard to any potential reductions required under the employment agreements for amounts in excess of Section 280G thresholds):

Name	Without Cause/ For Good Reason(1)	Change-in-Control (Termination Without Cause/ For Good Reason)(1)	Death/Disability(2)
Scott W. Fordham	$7,200,765	$7,200,765	$1,430,000
Dallas E. Lucas	$3,441,467	$3,441,467	$792,000
William J. Reister	$2,538,595	$2,538,595	$546,671
Telisa Webb Schelin	$2,314,488	$2,314,488	$525,000
James E. Sharp	$1,208,777	$1,208,777	$375,000

(1)               Includes the lump sum payment to the executive if he or she was participating in our group medical, vision, and dental plans immediately prior to the date of termination (assuming premiums as of December 31, 2016).

(2)               Excludes the fair value of unvested equity awards that would immediately vest upon the executive’s death or disability pursuant to the terms of restricted stock award agreements.  The fair value of unvested equity awards are $2,656,949, $1,181,651, $1,016,098, $862,422, and $381,711, for Mr. Fordham, Mr. Lucas, Mr. Reister, Ms. Schelin, and Mr. Sharp, respectively.

The amounts described above do not include payment or benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment, including, but not limited to, accrued vacation.

Directors’ Compensation

We pay each independent director the following annual retainers and per meeting fees. The retainers and meeting fees are paid in cash, quarterly in arrears. Additionally, all directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending meetings. However, we do not pay any of the fees described herein to any director that also serves as an officer of, or provides consulting services to, the Company.

Retainer for Service as a Director (for up to six meetings)	$45,000
Retainer for Non-Executive Chairman of the Board	$27,000
Retainer for Chairman of the Audit Committee	$15,000
Retainer for Chairman of the Compensation Committee	$15,000
Retainer for Chairman of the Nominating Committee	$7,500
Board Meeting Fee (for in excess of six meetings)	$1,500
Committee Meeting Fee	$1,500
Written Consent (Board or Committee)	$1,000

In addition, each independent director was granted $50,000 of restricted stock units upon his election at the 2016 annual meeting of stockholders. Based on the closing price of our common stock on the grant date, each independent director was granted 3,316 restricted stock units. These units vest on July 23, 2017. Subsequent to the vesting, the restricted stock units will be converted to an equivalent number of shares of common stock upon the earlier to occur of the following events or dates: (1) separation from service for any reason other than cause; (2) a change in control of the Company; (3) death; or (4) specific dates chosen by the independent directors, which for Messrs. Gilchrist, Herzog and Martin is July 23, 2017; and for Messrs. Dannis and Witten is July 23, 2017; upon which 50% of the restricted stock units will be converted, and July 23, 2018, upon which the remaining 50% will be converted, provided, however, that following the issuance on July 23, 2017, the remaining 50% will be converted immediately upon the occurrence of any of the foregoing events in (1), (2), or (3) prior to July 23, 2018.

The following table further summarizes compensation earned by our directors for their service as a director in 2016:

Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)(1)	Total ($)
Charles G. Dannis	69,500	50,000	119,500
Scott W. Fordham	—	—	—
Richard I. Gilchrist	90,936	50,000	140,936
Thomas M. Herzog	72,069	50,000	122,069
Dennis J. Martin(2)	52,000	75,000	127,000
G. Ronald Witten	58,365	50,000	108,365

(1)                                 Reflects the grant date fair value of restricted stock units convertible into shares of common stock granted to each independent director during 2016.

(2)                                 Includes Mr. Martin’s prorated restricted stock unit grant upon his appointment to the board of directors on January 1, 2016, as well as his restricted stock unit grant upon re-election at the 2016 annual meeting of stockholders.

PROPOSAL TWO —
NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution. Under Section 14A(a)(1) of the Exchange Act, generally, each public company must submit a say-on-pay proposal to its stockholders not less frequently than once every three years. At the Company’s 2013 annual meeting of stockholders, the Company’s stockholders voted in favor of conducting future say-on-pay proposals on an annual basis. Based on this result, and other factors considered by the Company and its board of directors, the Company determined that it will hold future say-on-pay proposals on an annual basis until the next vote on the frequency of say-on-pay votes is conducted.

As required by Section 14A of the Exchange Act, we are seeking a vote upon a non-binding advisory resolution to approve the compensation arrangements with our named executive officers as disclosed in the section of this proxy statement entitled “Compensation Discussion and Analysis” and as set forth in the compensation tables. Accordingly, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Vote Required

The affirmative vote of a majority of votes cast is required for approval of this resolution.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THIS RESOLUTION.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement. Please read the “Compensation Discussion and Analysis” section of the proxy statement for additional details about our executive compensation program.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the compensation committee. However, the compensation committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal, along with other relevant factors, into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL THREE —
RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected and appointed the firm of Deloitte & Touche LLP to act as our independent registered public accounting firm for 2017.

Although stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in our best interest. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, the audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established and any material issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under SEC rules on auditor independence, including the nature and extent of non-audit services to ensure that they will not impair the independence of any such firm.

One or more representatives of Deloitte & Touche LLP have been invited and may be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of a majority of votes cast is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

INDEPENDENT ACCOUNTING FIRM FEES AND SERVICES

Audit and Other Fees

The following table presents fees for professional services rendered by our independent registered public accounting firm, Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Audit Fees(1)	$808,000	$746,500
Audit Related Fees(2)	98,000	98,800
Tax Fees(3)	49,745	55,345
All Other Fees(4)	2,132	2,132
Total Fees	$957,877	$902,777

(1)                                 Audit fees consist principally of fees for the audit of our annual financial statements and review of our financial statements included in our Quarterly Reports on Form 10-Q.

(2)                                 Audit-related fees consist principally of assistance with audits of subsidiary entities of the Company and review of the Current Reports on Form 8-K filed with the SEC during 2015 and 2016.

(3)                                 Tax fees consist principally of assistance with matters related to tax compliance, tax planning, and tax advice.

(4)                                 Fees associated with certain subscription services associated with research tools.

Audit Committee’s Pre-Approval Policies and Procedures

The audit committee must approve, in advance, any fee for services to be performed by the Company’s independent registered public accounting firm. For proposed projects using the services of the Company’s independent registered public accounting firm that are expected to cost under $25,000, the audit committee must be provided information to review and must approve each project prior to commencement of any work. For proposed projects using the services of the Company’s independent registered public accounting firm that are expected to cost $25,000 and over, the audit committee must be provided with a detailed explanation of what services are being included, and asked to approve a maximum amount for specifically identified services in each of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent registered public accounting firm. If additional amounts are needed, the audit committee must approve the increased amounts prior to the previously approved maximum being reached and before the additional work may continue. Approval by the audit committee may be granted at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications. Management is required to report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the audit committee on a regular basis.

The audit committee approved all of the services provided by, and fees paid to, the Deloitte Entities during 2015 and 2016.

CERTAIN TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

Our charter contains provisions setting forth our ability to engage in certain related party transactions. Our board reviews all of the related party transactions and, as a general rule, any related party transactions must be approved by a majority of the directors not otherwise interested in the transaction. In determining whether to approve or authorize a particular related party transaction our directors will consider whether the transaction between us and the related party is fair and reasonable to us and, in the case of loans to related parties, no less favorable to us than comparable loans between unaffiliated parties.

Related Party Transactions

Since January 1, 2016, we have not been a participant in any related party transactions that require disclosure in this proxy statement.

ADDITIONAL INFORMATION

Householding

The SEC permits a single set of annual reports, proxy statements and/or notices of internet availability of proxy materials to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate printed proxy card, as applicable. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs. Only one copy of this proxy statement, the 2016 Annual Report and/or the notice of internet availability of proxy materials, as applicable, will be sent to certain beneficial stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions.

If any beneficiary stockholder residing at such an address desires at this time to receive a separate copy of this proxy statement, the 2016 Annual Report and/or notice of internet availability of proxy materials, as applicable, or if any stockholder wishes to receive a separate proxy statement, annual report and/or notice of internet availability of proxy materials in the future, the stockholder should contact Investor Relations by telephone at (972) 483-2465, or by mail at TIER REIT, Inc., Attn: Investor Relations, 5950 Sherry Lane, Suite 700, Dallas, Texas 75225.

Stockholder Proposals for 2018 Annual Meeting

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2018 annual meeting, written proposals must be received by our corporate secretary no later than November 15, 2017, which is 120 days prior to the anniversary of the mailing date of the proxy statement for the 2017 Annual Meeting of Stockholders. If the date of the 2018 annual meeting is moved more than 30 days prior to, or more than 30 days after, the date of the 2017 Annual Meeting of Stockholders, the deadline for inclusion of proposals in our proxy statement for the 2018 annual meeting instead will be a reasonable time before we begin to print and mail our proxy materials. Proposals we receive after that date will not be included in the proxy statement for the 2018 annual meeting. We are not required to include stockholder proposals in our proxy materials unless certain other conditions are met.

Further, nominations by stockholders of candidates for director or proposals of other business by stockholders not intended to be included in our proxy materials must be submitted in accordance with our bylaws. Our bylaws currently provide that, in order for a stockholder to bring any nominations or business before an annual meeting, certain conditions set forth in Section 2.13 of our bylaws must be complied with, including, but not limited to, delivery of notice not less than 90 days nor more than 120 days prior to the first anniversary of the mailing of the notice for the annual meeting held in the prior year (i.e., no later than December 15, 2017 and no earlier than November 15, 2017) to our corporate secretary. In the event that the mailing date of the notice for the 2018 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of mailing of the notice for the 2017 Annual Meeting of Stockholders, a stockholder’s notice must be delivered not earlier than the 120th day prior to the date of mailing of the notice for the 2018 annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for the 2018 annual meeting or the 10th day following the day on which disclosure of the date of mailing of the notice for the 2018 annual meeting is first made.

Our corporate secretary will provide a copy of our bylaws upon written request and without charge.

Stockholder proposals should be submitted in writing and addressed to: Corporate Secretary, TIER REIT, Inc., 5950 Sherry Lane, Suite 700, Dallas, Texas 75225.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TIER REIT, INC. 5950 SHERRY LANE SUITE 700 DALLAS, TX 75225 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Richard I. Gilchrist 06 Gregory J. Whyte 02 Scott W. Fordham 03 R. Kent Griffin, Jr. 04 Thomas M. Herzog 05 Dennis J. Martin The Board of Directors recommends you vote FOR proposals 2. and 3. 2. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers. For 0 0 Against 0 0 Abstain 0 0 3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the 2017 fiscal year. NOTE: In their discretion, the proxies are authorized to vote upon any other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof. Yes 0 No 0 Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000314814_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and 2016 Annual Report are available at www.tierreit.com/proxy TIER REIT, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 3, 2017 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The undersigned stockholder hereby appoints Scott W. Fordham and Telisa Webb Schelin, or either of them individually, with power of substitution, as proxies, and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all shares of the Company’s common stock that the undersigned is entitled to vote as of the record date and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at The Park City Club, 5956 Sherry Lane, Suite 1700, Dallas, Texas 75225, on May 3, 2017 at 9:00 a.m. Central Time, or at any adjournment of postponement thereof, with all powers that the undersigned would possess if present at the meeting. The undersigned hereby acknowledges receipt of their Notice of Annual Meeting of Stockholders, the 2016 Annual Report and the accompanying proxy statement, and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the stockholder will be cast as directed by the stockholder. If this proxy is executed but no direction is given, the votes entitled to be cast by the stockholder will be cast “FOR ALL” nominees in Proposal 1 and “FOR” Proposals 2 and 3. The votes entitled to be cast by the stockholder will be cast in the discretion of the proxy holder on any other matters that may properly come before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side 0000314814_2 R1.0.1.15